News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Fiscal 2018 First Quarter Results
ATLANTA, January 9, 2018 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2018 first quarter net sales of $842.8 million, a decrease of $8.4 million, or 1 percent, compared with the year-ago period. Operating profit for the first quarter of fiscal 2018 was $118.6 million, a decrease of $8.0 million, or 6.3 percent, over the year-ago period. Net income for the first quarter of fiscal 2018 was $71.5 million, a decrease of 12.5 percent compared with the prior-year period. Fiscal 2018 first quarter diluted earnings per share (“EPS”) of $1.70 decreased 8.6 percent compared with $1.86 for the year-ago period. Prior year’s first quarter results included a $7.2 million gain, or $0.10 diluted EPS impact, associated with the sale of an investment in an unconsolidated affiliate.
Adjusted diluted EPS for the first quarter of fiscal 2018 decreased 3 percent to $1.94 compared with adjusted diluted EPS of $2.00 for the year-ago period. Adjusted operating profit for the first quarter of fiscal 2018 decreased $9.3 million, or 6.5 percent, to $133.9 million, or 15.9 percent of net sales, compared with the year-ago period adjusted operating profit of $143.2 million, or 16.8 percent of net sales. Adjusted results exclude the impact of amortization expense for acquired intangible assets, share-based payment expense, special charges for streamlining activities, manufacturing inefficiencies related to the closing of a facility, and a gain on the sale of an investment in an unconsolidated affiliate. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our fiscal 2018 first quarter net sales results were below our expectations, but once again better than market level performance as initial industry data suggests that the growth rate of the Company’s key end markets in North America was down low-single digits, which was in line with previous expectations. The year-over-year decline in our net sales of one percent was due primarily to lower sales in the home center/showroom channel and certain international sales channels, including the U.K and Mexico. We believe the decline in the home center/showroom channel was primarily due to changes in the in-house branding strategies being deployed by certain customers for select products in certain categories,

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while the decline in sales in certain international markets was due to weaker demand resulting from economic and or political headwinds. Excluding these specific sales channels, net sales increased 2 percent.”
Mr. Nagel continued, “Our profitability measures for the first quarter were solid but were impacted by continued tepid market conditions and the decline in revenue in the aforementioned sales channels. During the first quarter, we continued to expand our industry leadership position in providing IoT-enabled business solutions with our Atrius platform now deployed across nearly 160 million square feet of indoor spaces, leveraging more than 1.6 million networked sensors. We have accelerated deployments and increased active pilots with several of the largest U.S.-based and certain European-based retailers as well as other key vertical applications, including certain airports.”
The 1 percent year-over-year decline in fiscal 2018 first quarter net sales was primarily due to a 1 percent decrease in sales volume and a 1 percent net unfavorable change in product prices and mix of products sold (“price/mix”), partially offset by a 1 percent favorable impact from changes in foreign exchange rates. The change in price/mix was due primarily to lower pricing on luminaires, reflecting the decline in certain LED component costs as well as increased competition in more basic, lesser-featured products. Sales of LED-based products during the first quarter of fiscal 2018 and 2017 accounted for approximately two-thirds of total net sales.
Gross profit for the first quarter of fiscal 2018 decreased $9.4 million, or 2.6 percent, to $350.2 million compared with $359.6 million in the prior-year period. The decline in gross profit was due primarily to lower sales, unfavorable price/mix, and higher input costs for certain commodity-related items, such as steel, which were partially offset by lower costs for certain LED components and productivity improvements. Fiscal 2018 first quarter adjusted gross profit margin of 41.6 percent declined 80 basis points compared with prior year’s adjusted gross profit margin. Selling, distribution, and administrative (“SD&A”) expenses for the first quarter of fiscal 2018 were $231.4 million compared with $231.8 million in the prior-year period, reflecting lower commission expense largely offset by higher salaried employee costs, amortization expense, and share-based payment expense. Adjusted SD&A expenses for the first quarter of fiscal 2018 were down modestly compared with the prior-year period, but up 10 basis points to 25.7 percent of net sales compared with the prior-year period.
The Company reported net miscellaneous income of $0.4 million and $7.9 million for the three months ended November 30, 2017 and 2016, respectively. Net miscellaneous income for the first quarter of the prior year included a $7.2 million gain associated with the sale of an investment in an unconsolidated affiliate.

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Net cash provided by operating activities totaled $139.8 million for the first quarter of fiscal 2018 compared with $55.8 million for the year-ago period. Cash and cash equivalents at the end of the first quarter of fiscal 2018 totaled $428.6 million, an increase of $117.5 million since the beginning of the fiscal year.
Outlook
Mr. Nagel commented, “We remain positive regarding the Company’s prospects for future profitable growth despite recent market softness, which has impacted our short-term performance. While various leading indicators continue to generally reflect favorable conditions for our end markets, we are cautious regarding a meaningful rebound in our end markets over the next quarter or so as a result of various factors, including labor shortages in the construction industry and uncertainty related to both infrastructure spending as well as federal regulatory and trade policies. However, we believe the recent passage of the U.S. Tax Cuts and Jobs Act may have a favorable impact on future demand for many end markets we serve as positive business sentiment may lead to further investments in facilities and infrastructure in the U.S. At this time, we continue to expect the growth rate for lighting and building management solutions in the North American market, which includes renovation and retrofit activity and comprises approximately 97 percent of the Company’s revenues, will be up low single-digits for fiscal 2018, reflecting an expected rebound in the second half of the year. We expect the pricing environment to continue to be challenging in certain portions of the market, particularly for more basic, lesser-featured products sold through certain sales channels. We do not foresee a meaningful rebound in demand in the near term in certain international markets that we serve. In addition, we expect certain headwinds in the home center/showroom channel to continue in the near term, giving way to growth in the second half of calendar 2018 as we bring new solutions to key customers and expand our access to market in this important sales channel. We expect to continue to outperform the growth rates of the markets we serve by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of our integrated, tiered solutions strategy.”
Management expects the Tax Cuts and Jobs Act (“Act”) that was passed on December 22, 2017, to favorably impact the Company’s net income, diluted EPS, and cash flows in future periods, due primarily to the reduction in the federal corporate tax rate from 35 percent to 21 percent effective for periods beginning January 1, 2018. Additionally, positive business sentiment and other favorable aspects of the new tax law could incentivize additional investments in facilities and infrastructure in the U.S. that may increase future demand in the end-markets that the Company serves. Management currently estimates that the

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Company’s blended consolidated effective income tax rate (“tax rate”) for full-year fiscal 2018 will approximate 26 to 28 percent before discrete items, compared with nearly 35 percent for the prior year. Management also anticipates that the tax rate for the second quarter of fiscal 2018 will be significantly lower than the estimated full-year blended tax rate to cumulatively adjust for the 35.5 percent tax rate recorded for the first quarter of fiscal 2018. Additionally, management currently estimates the second quarter tax expense to be reduced by approximately $30 million for discrete items, primarily due to a non-cash income tax benefit from the remeasurement of the Company’s net U.S. deferred tax liabilities, partially offset by an unfavorable impact related to the taxation of the Company's accumulated unremitted foreign earnings. Management currently estimates that the fiscal 2019 tax rate will approximate 23 to 25 percent before discrete items. The aforementioned tax-related estimates may differ from actual results, possibly materially, due to changes in interpretations of the Act and assumptions made by the Company, as well as guidance that may be issued and actions the Company may take as a result of the Act.
Mr. Nagel concluded, “We believe the lighting and lighting-related industry as well as building automation systems have the potential to experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities for digital lighting to play a key role in the Internet of Things. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss first quarter results today, January 9, 2018, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2017 net sales of $3.5 billion, Acuity Brands currently employs over 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Distech Controls®, nLight®, ROAM®, Sensor Switch® and Atrius™. Visit us at www.acuitybrands.com.

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Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Previously, during fiscal 2016, the Company acquired four businesses, which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, manufacturing inefficiencies directly related to the closure of a facility, and a gain associated with the sale of an investment in an unconsolidated affiliate. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets and share-based payment expense. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted other expense is “other expense,” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which

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include the impact of manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, and a gain on sale of investment in an unconsolidated affiliate. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: management’s expectation for a low single-digit growth rate for lighting and building management solutions in the North American market for fiscal 2018, reflecting an expected rebound in the second half of the year; management’s expectation that the pricing environment will continue to be challenging in certain portions of the market, particularly for more basic, lesser-featured products sold through certain sales channels; management’s expectation of no meaningful rebound in demand in the near term in certain international markets that the Company serves; management’s expectation for certain headwinds to continue in the home center/showroom channel in the near term, giving way to growth in the second half of calendar 2018 as the Company brings new solutions to key customers and expands access to market in this channel; management’s expectation for overall demand of the Company’s end markets to have the potential to experience solid growth over the next decade as well as the Company’s position to fully participate; management’s expectation for future profitable growth and expectations for the Company to continue to outperform the growth rates of the markets it serves and execute strategies related to growth opportunities; management’s belief that the passage of the Act may favorably impact demand for many of the Company’s end markets and expectations of a favorable impact on the Company’s net income, diluted earnings, and cash flows in future periods due primarily to a reduction in the Company’s expected consolidated effective income tax rate as well as an approximate $30 million non-cash income tax benefit largely due from the remeasurement of the Company’s net U.S. deferred tax liabilities. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated

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benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	November 30, 2017	August 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$428.6	$311.1
Accounts receivable, less reserve for doubtful accounts of $2.0 and $1.9, respectively	514.3	573.3
Inventories	339.6	328.6
Prepayments and other current assets	41.3	32.6
Total current assets	1,323.8	1,245.6
Property, plant, and equipment, at cost:
Land	22.3	22.5
Buildings and leasehold improvements	181.4	180.7
Machinery and equipment	492.9	484.6
Total property, plant, and equipment	696.6	687.8
Less: accumulated depreciation and amortization	(410.5)	(400.1)
Property, plant, and equipment, net	286.1	287.7
Goodwill	896.5	900.9
Intangible assets, net	439.9	448.8
Deferred income taxes	3.3	3.4
Other long-term assets	11.8	13.2
Total assets	$2,961.4	$2,899.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$364.6	$395.1
Current maturities of long-term debt	0.4	0.4
Accrued compensation	31.2	41.8
Other accrued liabilities	198.7	163.6
Total current liabilities	594.9	600.9
Long-term debt	356.5	356.5
Accrued pension liabilities	95.9	96.9
Deferred income taxes	108.3	108.2
Self-insurance reserves	8.6	7.9
Other long-term liabilities	71.1	63.6
Total liabilities	1,235.3	1,234.0
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,621,355 and 53,549,840 issued, respectively	0.5	0.5
Paid-in capital	884.3	881.0
Retained earnings	1,725.9	1,659.9
Accumulated other comprehensive loss	(108.6)	(99.7)
Treasury stock, at cost — 11,676,689 and 11,678,002 shares, respectively	(776.0)	(776.1)
Total stockholders’ equity	1,726.1	1,665.6
Total liabilities and stockholders’ equity	$2,961.4	$2,899.6

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended
	November 30, 2017	November 30, 2016
Net sales	$842.8	$851.2
Cost of products sold	492.6	491.6
Gross profit	350.2	359.6
Selling, distribution, and administrative expenses	231.4	231.8
Special charge	0.2	1.2
Operating profit	118.6	126.6
Other expense (income):
Interest expense, net	8.1	8.2
Miscellaneous income, net	(0.4)	(7.9)
Total other expense	7.7	0.3
Income before provision for income taxes	110.9	126.3
Provision for income taxes	39.4	44.6
Net income	$71.5	$81.7

Earnings per share:
Basic earnings per share	$1.71	$1.87
Basic weighted average number of shares outstanding	41.9	43.8
Diluted earnings per share	$1.70	$1.86
Diluted weighted average number of shares outstanding	42.1	44.0
Dividends declared per share	$0.13	$0.13

Comprehensive income:
Net income	$71.5	$81.7
Other comprehensive income (loss) items:
Foreign currency translation adjustments	(10.5)	(11.9)
Defined benefit pension plans, net of tax	1.6	2.0
Other comprehensive loss, net of tax	(8.9)	(9.9)
Comprehensive income	$62.6	$71.8

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended
	November 30, 2017	November 30, 2016
Cash flows from operating activities:
Net income	$71.5	$81.7
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	19.0	17.2
Share-based payment expense	8.5	7.9
Loss on the sale or disposal of property, plant, and equipment	0.1	0.1
Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Deferred income taxes	(0.1)	—
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	57.6	47.6
Inventories	(11.1)	(40.3)
Prepayments and other current assets	(9.3)	(10.7)
Accounts payable	(32.5)	(7.2)
Other current liabilities	25.5	(45.7)
Other	10.6	12.4
Net cash provided by operating activities	139.8	55.8
Cash flows from investing activities:
Purchases of property, plant, and equipment	(10.3)	(19.5)
Proceeds from sale of property, plant, and equipment	—	5.4
Proceeds from sale of investment in unconsolidated affiliate	—	13.0
Net cash used for investing activities	(10.3)	(1.1)
Cash flows from financing activities:
Issuance of long-term debt	—	0.9
Repayments of long-term debt	(0.1)	—
Repurchases of common stock	—	(0.4)
Proceeds from stock option exercises and other	0.8	2.1
Payments for employee taxes on net settlement of equity awards	(6.0)	(11.3)
Dividends paid	(5.5)	(5.8)
Net cash used for financing activities	(10.8)	(14.5)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(2.2)
Net change in cash and cash equivalents	117.5	38.0
Cash and cash equivalents at beginning of period	311.1	413.2
Cash and cash equivalents at end of period	$428.6	$451.2
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Certain prior-period amounts have been reclassified to conform to the current year presentation.

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures:

(in millions except per share data)	Three Months Ended
	November 30, 2017	November 30, 2016	Increase (Decrease)	Percent Change
Net sales	$842.8	$851.2	$(8.4)	(1.0)%

Gross profit (GAAP)	$350.2	$359.6
Add-back: Manufacturing inefficiencies (1)	—	1.6
Adjusted gross profit (Non-GAAP)	$350.2	$361.2	$(11.0)	(3.0)%
Percent of net sales	41.6%	42.4%	(80)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$231.4	$231.8
Less: Amortization of acquired intangible assets	(6.6)	(5.9)
Less: Share-based payment expense	(8.5)	(7.9)
Adjusted SD&A expenses (Non-GAAP)	$216.3	$218.0	$(1.7)	(0.8)%
Percent of net sales	25.7%	25.6%	10	bps

Operating profit (GAAP)	$118.6	$126.6
Add-back: Amortization of acquired intangible assets	6.6	5.9
Add-back: Share-based payment expense	8.5	7.9
Add-back: Manufacturing inefficiencies (1)	—	1.6
Add-back: Special charge	0.2	1.2
Adjusted operating profit (Non-GAAP)	$133.9	$143.2	$(9.3)	(6.5)%
Percent of net sales	15.9%	16.8%	(90)	bps

Other expense (GAAP)	$7.7	$0.3
Add-back: Gain on sale of investment in unconsolidated affiliate	—	7.2
Adjusted other expense (Non-GAAP)	$7.7	$7.5	$0.2	2.7%

Net income (GAAP)	$71.5	$81.7
Add-back: Amortization of acquired intangible assets	6.6	5.9
Add-back: Share-based payment expense	8.5	7.9
Add-back: Manufacturing inefficiencies (1)	—	1.6
Add-back: Special charge	0.2	1.2
Less: Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Total pre-tax adjustments to net income	15.3	9.4
Income tax effects	(5.3)	(3.3)
Adjusted net income (Non-GAAP)	$81.5	$87.8	$(6.3)	(7.2)%

Diluted earnings per share (GAAP)	$1.70	$1.86
Adjusted diluted earnings per share (Non-GAAP)	$1.94	$2.00	$(0.06)	(3.0)%
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(1) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.